Exhibit 99.1

FOR IMMEDIATE RELEASE

BROCADE CONTACTS
Media Relations Leslie Davis Tel: 408.333.5260 lmdavis@brocade.com	Investor Relations Shirley Stacy Tel: 408.333.5752 sstacy@brocade.com	FS Communications Wendy Lewis Tel: 650.691.1488 wendy@fscomm.com

BROCADE ANNOUNCES APPOINTMENT OF
L. WILLIAM KRAUSE TO BOARD OF DIRECTORS

SAN JOSE, Calif. — October 26, 2004 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD), the world’s leading provider of infrastructure solutions for Storage Area Networks (SANs), today announced that L. William Krause has joined its Board of Directors. Krause, one of the best known leaders in the computer networking industry, is presently Chairman of the Board of Caspian Networks, an IP networking systems provider, as well as the President of LWK Ventures, a private investment firm.

Krause, who also served as Chief Executive Officer of Caspian Networks between April 2002 and June 2004, has been active in the computer and networking industry for 35 years. Under his leadership in the 1980s, 3Com Corporation grew from a start-up to a global data networking company.

“Bill Krause is one of the most respected and most knowledgeable senior executives in the data networking industry,” said Greg Reyes, Chairman of the Board and CEO, Brocade. “His insight into the role of networking technology in business operations and his experience managing growth in dynamic and competitive markets will be important assets to Brocade as we expand on our vision for the role of storage networking in the enterprise.”

Krause’s tenure at 3Com extended for more than 12 years, including a role as President and Chief Executive Officer from February 1981 to September 1990, and Chairman of the Board from September 1987 to September 1993. Krause was also President and Chief Executive Officer of Storm Technology, Inc., a digital imaging company, from October 1991 to November 1998. Prior to joining Caspian Networks in 2002, he served as Chairman and Chief Executive Officer of Exodus Communications, Inc. from September 2001 until February 2002.

Bill Krause Joins Brocade Board	Page 2

Krause began his career in Silicon Valley with Hewlett-Packard Company. He served from 1967 to 1981 in various marketing and general management assignments, and his last position at HP was General Manager of the General Systems Division with worldwide responsibility for the company’s personal computer business. He was elected to serve as Chairman of the American Electronics Association in 1989. Krause earned a bachelor’s degree in electrical engineering from The Citadel in 1963 and received an honorary doctorate of science in 2000.

Krause joins current Brocade Board members Gregory L. Reyes, Brocade Chairman and CEO; Neal Dempsey, Partner, Bay Partners; Seth D. Neiman, Managing Partner, Crosspoint Venture Partners; Larry W. Sonsini, Chairman and CEO, Wilson, Sonsini, Goodrich, & Rosati; Nicholas G. Moore, former Global Chairman of PricewaterhouseCoopers; Christopher B. Paisley, Dean’s Executive Professor of Accounting and Finance at the Leavey School; Dave House, former CEO of Nortel Networks and former General Manager at Intel; Sanjay Vaswani, Partner, Center for Corporate Innovation (CCI), and William O’Brien, CEO of Enterasys Networks.

About Brocade Communications Systems, Inc.

Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify SAN implementation, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

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